                                                                     Exhibit 5.1


                        [O'MELVENY & MYERS LETTERHEAD]


                                                                 OUR FILE NUMBER
                                                                     614,033-999

                                    March 25, 2003

                                                            WRITER'S DIRECT DIAL
                                                                  (212) 408-2482

                                                         WRITER'S E-MAIL ADDRESS
                                                                  jlurie@omm.com


National Waterworks, Inc.
200 West Highway 6
Suite 620
Waco, Texas 76712

            RE:  REGISTRATION OF SECURITIES OF NATIONAL WATERWORKS, INC.

Ladies and Gentlemen:

            At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-102430), as amended, of National Waterworks, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $200,000,000 principal amount of the Company's 10.50% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), for a like principal amount of the Company's outstanding 10.50% Senior Subordinated Notes due 2012 (the "Old Notes").

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

            Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of November 22, 2002 (the "Indenture"), among the Company and Wells Fargo Bank, National Association, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
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National Waterworks, Inc. - Page 2

            The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


                                       Respectfully submitted,



                                       /s/ O'Melveny & Myers LLP
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